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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

                               February 25, 1994

Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30092

Re: Scientific-Atlanta, Inc.
    Registration Statement on Form S-8

Gentlemen and Mesdames:

     As counsel for Scientific-Atlanta, Inc., a Georgia corporation ("Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 50,000 shares of the Company's common stock, par value $0.50 per share, for issuance pursuant to a restricted stock award granted by the Company to James F. McDonald.

     We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 50,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Prospectus forming a part of the Registration Statement, will be legally issued, fully paid and nonassessible.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Scientific-Atlanta, Inc.

                                          Respectfully submitted,

                                          PAUL, HASTINGS, JANOFSKY & WALKER